Fidelity & Guaranty Life Reports Fourth Quarter Fiscal 2014 Results

•	Reported net income of $38.7 million for the fourth fiscal quarter

•	Fixed indexed annuity sales of $455 million, the highest in nine quarters

•	Net investment spreads increased 59 basis points over prior year for fixed indexed annuities

DES MOINES, Iowa: Nov 19, 2014 -- Fidelity & Guaranty Life (NYSE: FGL), a leading provider of indexed annuity and indexed universal life products, today reported net income of $38.7 million or $0.66 per diluted common share for the fourth quarter of fiscal 2014 ended on September 30, 2014(1). The company reported adjusted operating income of $27.9 million, or $0.48 per diluted share, in the fiscal fourth quarter, compared to adjusted operating income of $79.7 million or $1.70 per diluted share, in the prior year period.
The company reported net income of $162.7 million, or $2.90 per diluted share, for fiscal year 2014, compared to net income of $347.7 million, or $7.40 per diluted share, for fiscal year 2013. The company reported adjusted operating income of $135.9 million, or $2.43 per diluted share, for fiscal year 2014, compared to adjusted operating income of $138.3 million, or $2.94 per diluted share, for fiscal year 2013.
“We began 2014 targeting FIA sales growth and intending to enhance the investment portfolio performance. As we wrap up our first year as a public company, I'm pleased to report that both of these goals have been solidly achieved," said Lee Launer, Chief Executive Officer of FGL. “Sales of our expanded suite of FIA products grew nearly 50% year over year and momentum continues to build. Additionally, our actions to reposition the portfolio have resulted in meaningful improvements in both average portfolio yields and net investment spreads while also providing further benefits of diversification across asset classes. Looking ahead to 2015, we are well positioned on both of these fronts.”
"While the successful stock offering and our exceptional top and bottom line results made fiscal 2014 a notable year for Fidelity & Guaranty Life, we also accomplished a number of positive, strategic actions to further enhance our already-strong competitive position," said Phillip J. Gass, Chairman of FGL. "Our core Fixed Indexed Annuity market continues to grow at a rapid pace heading into 2015 and beyond. This positive market environment along with the addition of several key executives, an expanded product suite, and FGL’s conservative balance sheet combine to position us well to deliver sales, earnings and ROE growth for shareholders."

Fourth Quarter Fiscal 2014 Highlights:

•	Sales of fixed indexed annuity ("FIA") were $454.6 million in the current period, a 91% increase over the same period last year and a 20% increase sequentially.

•
Two new FIA products launched in the fourth quarter bringing the total FIA products launched in fiscal 2014 to four. Sales of these four new products were $161.8 million in the quarter, or approximately 35% of total FIA sales.

•	The top 10 distribution partners grew FIA sales 91% over the prior year and 22% sequentially.

•	Indexed universal life sales increased 19% over the prior year.

•	Net investment spread(2) for the FIA product line was 3.01% for the fourth quarter, an increase of 59 basis points compared to the same period last year.

•
GAAP book value at September 30, 2014 was $1.7 billion, up 46% year over year. GAAP book value excluding accumulated other comprehensive income (“AOCI”) was $1.3 billion, an increase of 28% year over year.

Summary Financial Results (Unaudited)

	Three months ended September 30,		Year ended September 30,
(In millions, except per share data)	2014	2013	2014	2013
Annuity sales (3)	$501.6	$246.9	$2,161.2	$1,008.5
Net income	$38.7	$110.7	$162.7	$347.7
Net income per diluted share	$0.66	$2.36	$2.90	$7.40
Adjusted operating income (“AOI”) (3)	$27.9	$79.7	$135.9	$138.3
AOI per diluted share (3)	$0.48	$1.70	$2.43	$2.94
Weighted average basic shares	58.3	47.0(4)	56.0	47.0(4)
Weighted average diluted shares	58.4	47.0(4)	56.0	47.0(4)
Total common shares outstanding	58.4	47.0(4)	58.4	47.0(4)
Book value per share (5)	$28.4	$24.8	$28.4	$24.8
Book value per share, excluding AOCI (3) (5) (6)	$22.4	$22.4	$22.4	$22.4

(1)	The Company’s fiscal year ends on September 30.

(2)	Net investment spread is the excess of net investment income earned over the sum of the interest credited to policyholders and cost of hedging our risk on fixed indexed annuity policies.

(3)	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Non-GAAP Measures section of this press release for additional information.

(4)
Common shares outstanding and per share amounts give retroactive effect to our statutory conversion on August 26, 2013 and the 4,700-for-1 stock split of our shares of common stock effected on November 26, 2013.

(5)	Prior year balance has been revised to reflect an immaterial prior year revision. For additional details, see FGL's September 30, 2014 Form 10-K.

(6)	Book value per share, excluding AOCI is calculated by dividing total book value, excluding AOCI, at the end of the period by total number of shares of common stock outstanding.

STRONG FIA SALES MOMENTUM CONTINUES
Sales of our core, fixed indexed annuity product were $454.6 million in the current period, an increase of 91% over the prior year and a 20% increase sequentially. This strong sales growth is attributable to ongoing marketing efforts to increase sales penetration with our existing distribution partners. Further supporting the sales growth were new products launched earlier this year. The timely addition of these new products substantially completes the expansion of our product suite to better serve the evolving needs of the marketplace. For fiscal 2014, FIA sales were $1,452.1 million; a 48% increase over fiscal 2013. Total annuity sales were $501.6 million for the fourth quarter, an increase of 103% compared to $246.9 million in the fourth quarter of 2013.
Indexed universal life sales in the quarter were $5.6 million, an increase of 19% compared to $4.7 million last year. The current period results reflect the Company's ongoing efforts to increase sales through existing product enhancements and new products offered through its network of independent marketing organizations.
INVESTMENT PORTFOLIO PERFORMING WELL
Asset purchases during the quarter were $1.1 billion at an average yield of 4.92%, or 14 basis points above the portfolio yield. The average earned yield on the portfolio in the quarter was 4.78% as compared to 4.58% for the same period last year. Net investment income on a reported basis was $200.6 million for the fourth quarter 2014, an increase of 8.3% compared to $185.2 million reported in the same period last year. Included in the prior year net investment income was $7.2 million related to income of distributed subsidiaries. Adjusted for this impact, net investment income is up 12.6% period over period. The average NAIC rating for the investment portfolio was 1.5 at the end of the period.

EARNINGS PERFORMANCE
FGL reported net income of $38.7 million for the fourth quarter 2014 as compared to $110.7 million in the fourth quarter 2013. Adjusted operating income in the current period was $27.9 million as compared to $79.7 million in the same period last year. Reported net income and adjusted operating income in both periods benefitted from net favorable adjustments related to the annual actuarial assumption review. The prior year period included $57.9 million of net favorable items primarily related to the annual assumption review and a tax benefit adjustment. The current period included net favorable items of $1.9 million. The table below reconciles after-tax reported net income to adjusted operating income.

	Three months ended September 30,
Reconciliation from Net Income to AOI(1):	2014	2013	Increase (decrease)
Net Income	$38.7	$110.7	$(72.0)
Effect of investment (gains) losses, net of offsets	(5.5)	(33.9)	28.4
Effect of change in FIA embedded derivative discount rate, net of offsets	0.7	3.4	(2.7)
Effect of change in fair value of reinsurance related embedded derivative, net of offsets	(6.0)	(2.2)	(3.8)
Effects of class action litigation reserves, net of offsets	—	—	—
Residual net income of distributed subsidiaries	—	1.7	(1.7)
AOI	$27.9	$79.7	$(51.8)

(1)	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Non-GAAP Measures section of this press release for additional information.

FIDELITY & GUARANTY LIFE AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	September 30, 2014	September 30, 2013

ASSETS
Investments:
Fixed maturities securities, available-for-sale, at fair value (amortized cost: 2014 - $16,691.9; 2013 - $15,301.6)	$17,434.6	$15,541.4
Equity securities, available-for-sale, at fair value (cost: 2014 - $679.0; 2013 - $274.6)	697.7	271.1
Derivative investments	296.3	221.8
Other invested assets	372.9	188.2
Total investments	18,801.5	16,222.5
Related party loans	112.7	119.0
Cash and cash equivalents	576.4	1,204.3
Accrued investment income	181.8	159.3
Reinsurance recoverable	3,664.8	3,728.6
Intangibles, net (1)	515.0	523.3
Deferred tax assets (1)	137.4	240.6
Other assets	163.1	205.2
Total assets	$24,152.7	$22,402.8

LIABILITIES AND SHAREHOLDERS' EQUITY

Contractholder funds	$16,463.5	$15,248.2
Future policy benefits	3,504.3	3,556.8
Funds withheld for reinsurance liabilities	1,330.8	1,407.7
Liability for policy and contract claims	58.1	51.5
Long-term debt	300.0	300.0
Other liabilities	836.8	700.0
Total liabilities	22,493.5	21,264.2

Shareholders' equity:
Preferred stock ($.01 par value, 50,000,000 shares authorized, no shares issued at September 30, 2014)	—	—
Common stock ($.01 par value, 500,000,000 shares authorized, 58,442,721 shares issued and outstanding at September 30, 2014; 47,000,000 shares issued and outstanding at September 30, 2013)	0.6	—
Additional paid-in capital	702.1	527.1
Retained earnings (1)	606.9	498.6
Accumulated other comprehensive income	349.6	112.9
Total shareholders' equity	1,659.2	1,138.6
Total liabilities and shareholders' equity	$24,152.7	$22,402.8

(1)	Prior year balance has been revised to reflect an immaterial prior year revision. For additional details, see FGL's September 30, 2014 Form 10-K.

FIDELITY & GUARANTY LIFE AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share data)

	Three months ended		Year ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
	(Unaudited)
Revenues:
Premiums	$14.2	$11.8	$55.6	$58.7
Net investment income	200.6	185.2	759.5	708.0
Net investment gains	40.0	106.2	306.7	517.7
Insurance and investment product fees and other	17.0	17.1	68.3	61.7
Total revenues	271.8	320.3	1,190.1	1,346.1
Benefits and expenses:
Benefits and other changes in policy reserves	149.2	101.2	787.5	532.9
Acquisition and operating expenses, net of deferrals	20.8	33.8	101.7	109.8
Amortization of intangibles	40.7	21.4	89.6	184.5
Total benefits and expenses	210.7	156.4	978.8	827.2
Operating income	61.1	163.9	211.3	518.9
Interest expense	(5.6)	(5.6)	(22.5)	(11.5)
Income before income taxes	55.5	158.3	188.8	507.4
Income tax expense (benefit)	16.8	47.6	26.1	159.7
Net income	$38.7	$110.7	$162.7	$347.7

Net income per common share:

Basic	$0.66	$2.36	$2.91	$7.40
Diluted	$0.66	$2.36	$2.90	$7.40
Weighted average common shares used in computing net income per common share:
Basic	58.27	47.00	55.97	47.00
Diluted	58.36	47.00	56.01	47.00

Cash dividend per common share	$0.065	$—	$1.110	$1.99

RECONCILIATION OF BOOK VALUE PER SHARE EXCLUDING AOCI

(In millions, except per share data)	September 30, 2014	September 30, 2013
Reconciliation to total shareholder's equity:
Total shareholder's equity(1)	$1,659.2	$1,138.6
Less: AOCI	349.6	112.9
Total shareholder's equity excluding AOCI(1)	$1,309.6	$1,025.7

Total shares outstanding	58.4	47.0(2)
Weighted average shares outstanding - basic	58.3	47.0(2)
Weighted average shares outstanding - diluted (quarter)	58.4	47.0(2)

Book value per diluted share(1)	$28.4	$24.2
Book value per diluted share, excluding AOCI(1)(3)	$22.4	$21.8

(1)	Prior year balance has been revised to reflect an immaterial prior year revision. For additional details, see FGL's September 30, 2014 Form 10-K.

(2)
Common shares outstanding and per share amounts give retroactive effect to our statutory conversion on August 26, 2013 and the 4,700-for-1 stock split of our shares of common stock effected on November 26, 2013.

(3)
Book value per common share, excluding AOCI, is a non-GAAP measure that eliminates the impact of accumulated other comprehensive income to remove fair value fluctuations of the available-for-sale portfolio due to market volatility.

RECONCILIATION OF ADJUSTED OPERATING ROE

(In millions)	September 30, 2014	September 30, 2013
Reconciliation to total shareholder's equity:
Total shareholder's equity(1)	$1,659.2	$1,138.6
Less: AOCI	349.6	112.9
Total shareholder's equity excluding AOCI(1)	$1,309.6	$1,025.7

AOI(2)	$27.9	$79.7
Adjusted Operating Return On Equity ("ROE")(1)(3)	8.6%	29.9%

(1)	Prior year balance has been revised to reflect an immaterial prior year revision. For additional details, see FGL's September 30, 2014 Form 10-K.

(2)	See table above for reconciliation of net income to AOI for the 2014 and 2013 fiscal quarters

(3)
Adjusted Operating ROE is a non-GAAP measure. It is calculated by dividing AOI by total average equity (excluding AOCI). Average equity (excluding AOCI) is the average of the beginning and ending equity for the period.

Non-GAAP Measures
Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Reconciliations of such measures to the most comparable GAAP measures are included herein.
AOI is calculated by adjusting net income to eliminate (i) the impact of net investment gains including OTTI losses recognized in operations, but excluding gains and losses on derivatives, (ii) the effect of changes in the rates used to discount the FIA embedded derivative liability, (iii) the effect of change in fair value of reinsurance related embedded derivative, (iv) the effect of class action litigation reserves and (v) residual net income of distributed subsidiaries we no longer own. All adjustments to AOI are net of the corresponding VOBA, DAC and income tax impact related to these adjustments as appropriate. While these adjustments are an integral part of the overall performance of FGL, market conditions impacting these items can overshadow the underlying performance of the business. Accordingly, we believe using a measure which excludes their impact is effective in analyzing the trends of our operations. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do.
In the second quarter of 2014, we revised our definition of AOI from a pre-tax basis to an after-tax basis to better reflect the basis on which the performance of our business is internally assessed. AOI now includes interest expense and an effective tax rate of 35% is now applied to reconciling items made to net income. All prior periods presented have been revised to reflect this new definition. Additionally, during the second quarter of 2014 we revised our definition of AOI to exclude the effect of class action litigation reserves, net of the corresponding VOBA, DAC and income tax impact related to these adjustments. This change has been reflected in the current period calculation. Lastly, during the second quarter of 2014 we revised our definition of AOI to exclude residual net income of distributed subsidiaries; specifically the portion of Front Street Re income not already accounted for in the AOI adjustments above. From the inception of the reinsurance treaty on December 31, 2012 through August 9, 2013, Front Street Re was a fully consolidated subsidiary of FGL. On August 9, 2013 in preparation for the IPO, FGL distributed this subsidiary to its parent company. Adjusting for this distribution provides a better view of the underlying performance of FGL as it is now structured post-IPO.
Annuity sales are not derived from any specific U.S. GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with U.S. GAAP. For U.S. GAAP purposes annuity sales are recorded as deposit liabilities (i.e. contract holder funds). Management believes that presentation of sales as measured for management purposes enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition.
While management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace GAAP financial results and should be read in conjunction with those GAAP results.
Conference Call and Financial Supplement Information
This press release and the fourth quarter 2014 financial supplement will be posted on the company’s website.
Fidelity & Guaranty Life will conduct a conference call on Thursday, November 20 at 9:00 a.m. Eastern Time to discuss the quarter’s results. Dial-in information for the call is toll-free 1-888-346-2619 (International: 1-412-902-4255). An audio replay will be available until December 11, 2014. The replay access information is toll-free 1-877-344-7529 (International: 1-412-317-0088), conference ID number 10054550. The replay will be available approximately two hours after the completion of the live earnings call.
About Fidelity & Guaranty Life
Fidelity & Guaranty Life, an insurance holding company, helps middle-income Americans prepare for retirement. Through its subsidiaries, the company offers fixed annuity and life insurance products distributed by independent agents through an established network of independent marketing organizations. Fidelity & Guaranty Life, headquartered in Des Moines, Iowa, trades on the New York Stock Exchange under the ticker symbol FGL. For more information, please visit www.fglife.com.
Forward Looking Statements
"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including those statements regarding our subsidiaries' ability to pay dividends. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements. These statements are based on the beliefs and assumptions of FGL's management and the management of FGL's subsidiaries (including target businesses). Generally, forward-looking statements include information concerning possible or assumed future distributions from subsidiaries, other actions, events, results, strategies and expectations and are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "plans," "seeks," "estimates," "projects," "may," "will," "could," "might," or "continues" or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation:  the accuracy of FGL's assumptions and estimates; FGL's and its insurance subsidiaries' ability to maintain or improve financial strength ratings; FGL's ability to manage its business in a highly regulated industry; regulatory changes or actions; the impact of FGL's reinsurers failing to meet their assumed obligations; restrictions on FGL's ability to use captive reinsurers; the impact of interest rate fluctuations; changes in the federal income tax laws and regulations; litigation (including class action litigation), enforcement investigations or regulatory scrutiny; the performance of third parties; the loss of key personnel; telecommunication, information technology and other operational systems failures; the continued availability of capital; new accounting rules or changes to existing accounting rules; general economic conditions; FGL's ability to protect its intellectual property; the ability to maintain or obtain approval of the Iowa Insurance Department and other regulatory authorities as required for FGL's operations; and other factors discussed in FGL's filings with the SEC including its Registration Statement on Form S-1, as amended (File No. 333-190880), which can be found at the SEC's website www.sec.gov.
All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. FGL does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.

Investor Contact:
Lisa Foxworthy-Parker
Fidelity & Guaranty Life
Lisa.Parker@fglife.com
515-330-3307
443-310-1688

Media Contact:
Sard Verbinnen & Co
Jamie Tully or David Millar, 212-687-8080

Source: Fidelity & Guaranty Life